Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

STAR GAS FINANCE COMPANY

FIRST: The name of the corporation is Star Gas Finance Company (hereinafter referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall be authorized to issue one thousand (1,000) shares of capital stock, all of which shall have a par value of $0.01 per share, all of which are of the same class and all of which are to be designated as Common Stock.

FIFTH: The name and the mailing address of the incorporator is James Kim, c/o Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to adopt, amend or repeal the by-laws of the Corporation.

(3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it may indemnify under said section.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of January, 2003.

/s/ James Kim
James Kim, Sole Incorporator c/o Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103